Exhibit 4.21

Termination Agreement

in respect of

the Current Contractual Agreements

among

Anxun Guantong (Beijing) Technology Co., Ltd.

Beijing HongShan Shengde Equity Investment Center (LIMITED PARTNERSHIP)

and

Beijing Ronglian Yitong Information Technology Co., Ltd.

Dated January 5, 2024

Termination Agreement in respect of the Current Contractual Agreements

This Termination Agreement in respect of the Current Contractual Agreements (this “Agreement”) is entered into in Beijing, China on January 5, 2024 by and among:

Anxun Guantong (Beijing) Technology Co., Ltd., a limited liability company incorporated and existing under the laws of the PRC, with address at Room 1001, Unit 1, Floor 9, Building No.1, Courtyard No.33, Guangshun North Street, Chaoyang District, Beijing (“Anxun Guantong”);

Beijing HongShan Shengde Equity Investment Center (LIMITED PARTNERSHIP), a LIMITED PARTNERSHIP incorporated and existing under the laws of the PRC, with address at No.C2381, Floor 2, Building No.16, Courtyard No.37, Chaoqian Road, Science and Technology Park, Changping District, Beijing (“HongShan Shengde”); and

Beijing Ronglian Yitong Information Technology Co., Ltd., a limited liability company incorporated and existing under the laws of the PRC, with address at Room 1601, Unit 1, Floor 13, Building No.1, Courtyard No.33, Guangshun North Street, Chaoyang District, Beijing (“Ronglian Yitong”)

(hereinafter referred to individually as a “Party”, and collectively to as the “Parties”; and with respect to a Party, the other Parties are referred to as the “other Parties”).

WHEREAS:

(1)
The Parties have executed the documents set out in Exhibit 1 (collectively, the “Current Contractual Agreements”) jointly or separately;
(2)
The Parties agree to terminate all of the Current Contractual Agreements in accordance with the provisions of this Agreement.

NOW, THERFORE, the Parties hereby agree as follows:

Article I Termination of the Current Contractual Agreements

1.1
Anxun Guangtong, HongShan Shengde and Ronglian Yitong hereby irrevocably agree and acknowledge that all or any of the Current Contractual Agreements shall terminate and be void and of no further effect from the effective date of this Agreement.
1.2
From the effective date of this Agreement, no Party shall enjoy further rights or assume further obligations under any or all of the Current Contractual Agreements.

Article II Representations and Warranties

Each Party hereby represents and warrants to the other Parties that:

(1)
it has the full legal right, power and authority to enter into this Agreement and all contracts and documents referred to herein to which it is a party, and the execution of this Agreement reflects its true intention;
(2)
the execution and performance of this Agreement will not result in any violation under any charter document, existing agreement to which it is a party or by which it is otherwise bound or permit to which it is granted, or violate or require any judgment, decree, order or consent of any court, government or regulatory authority;
(3)
it has obtained all consents, approvals and authorizations necessary for its effective execution of this Agreement and all contracts and documents referred to herein to which it is a party, and compliance with and performance of all obligations hereunder and thereunder; and
(4)
this Agreement, when duly executed by the respective representatives of the Parties, shall constitute a valid, binding and enforceable legal documents of such Party.

Article III Covenants

Each Party shall execute all necessary or appropriate documents, take all necessary or appropriate actions, actively cooperate with the other Parties to obtain or complete the relevant government approvals and/or registrations, and perform the relevant termination procedures that may be required to effectuate the termination of the rights and obligations under the Current Contractual Agreements.

Article IV Termination of Agreement

Without prejudice to the conditions of termination explicitly set forth herein, the Parties agree that this Agreement may be terminated:

(1)
with mutual consent of the Parties, in which case, each Party shall be responsible for its own costs arising therefrom; or
(2)
by the non-breaching Party in the event of any default by a Party on its obligations hereunder, resulting in frustration of the purpose of this Agreement.

Article V Breaches and Indemnification

5.1
If any Party breaches or fails to fulfill any of its representations, warranties, covenants, obligations or duties hereunder, shall constitute breach of this Agreement.
5.2
Unless otherwise specified herein, in the event of any breach by a Party of this Agreement, the breaching Party shall indemnify the non-breaching Parties for any and all costs, liabilities and losses arising therefrom, including but not limit to interest and attorney’s fee paid or incurred by the non-breaching Parties due to such breach. The compensation payable by the breaching Party shall be equal to the total losses incurred by the non-breaching Parties due to such breach.

Article VI Governing Law and Dispute Resolution

6.1
The formation, validity, interpretation, implementation and dispute resolution hereunder shall be governed by, and interpreted in accordance with, the laws of the PRC.
6.2
In the event of any dispute with respect to the interpretation or implementation of this Agreement, the Parties shall first attempt to resolve the dispute through friendly negotiations. In the event that the Parties fail to reach an agreement on the dispute within 30 days after either Party's request to the other Parties for dispute resolution through negotiations, either Party may submit the relevant dispute to the China International Economic and Trade Arbitration Commission (the “CIETAC”) for arbitration, in accordance with its arbitration rules. The seat of arbitration shall be Beijing. The language of arbitration shall be Chinese. The arbitration award shall be final and binding to all Parties. Hong Kong courts, Cayman Islands courts, Bermuda courts and PRC courts are empowered to grant interim remedies in support of arbitration pending formation of an arbitral tribunal.
6.3
While arbitration is pending, each Party shall continue to exercise its rights and perform its obligations hereunder except for the matters in dispute and pending arbitration.

Article VII Confidentiality

Each Party shall maintain confidentiality of this Agreement and the matters related to this Agreement, and shall not disclose any matter related to this Agreement to any third party without obtaining the written consent of the other Parties, except:

(1)
to the auditors, counsels and other personnel engaged by it in the normal course of business, provided that such personnel shall be bound by the obligation of confidentiality for the information obtained by them as a result of such engagements at least as restrictive as those set forth herein; or
(2)
the information and documents that are available publicly, or disclosed in accordance with the explicit requirements of the applicable laws and regulations or any securities regulator, provided that before disclosure of any information by a Party pursuant to this Article VII, to the extent permitted by law, that Party shall give five business days’ written notice to the other Parties for confirmation, who shall reply within five business days after receiving such notice, and may make disclosures only after the other Parties confirm that the relevant information can be disclosed. If any Party discloses or has disclosed any information related to the other Parties without obtaining written confirmation from the other Parties, the other Parties shall have the right to claim compensation from that Party for its losses arising therefrom.

Article VIII Supplementary Provisions

8.1
This Agreement shall take effect upon execution by the Parties. The Parties may modify or amend this Agreement through negotiation. Any amendments and changes to this Agreement shall be in writing and shall become effective after the affixation of the signatures or seals of the Parties.
8.2
If any provision of this Agreement is held invalid or unenforceable, such provision shall be deemed to be non-existent from the beginning and shall not affect the validity of the remaining provisions of this Agreement. The Parties shall agree on a new provision that comes as close as possible to the intent of the original provision to the greatest extent permitted by law.
8.3
Unless otherwise provided herein, failure or delay of a Party to exercise any right, power or privilege hereunder shall not constitute a waiver of such right, power or privilege, nor shall any single or partial exercise of any right, power or privilege precludes the exercise of any other right, power or privilege.
8.4
This Agreement may be executed in one or more counterparts, with equal legal validity.

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IN WITNESS WHEREOF, the Parties have executed or caused their authorized representatives to execute this Termination Agreement in respect of the Current Contractual Agreements on the date first written above, with immediate effect.

Anxun Guantong (Beijing) Technology Co., Ltd. (seal) By:/s/ SUN Changxun Name: SUN Changxun

Title: Legal representative

IN WITNESS WHEREOF, the Parties have executed or caused their authorized representatives to execute this Termination Agreement in respect of the Current Contractual Agreements on the date first written above, with immediate effect.

Beijing HongShan Shengde Equity Investment Center (Limited Partnership) (seal) By: /s/ ZHOU Kui Name: ZHOU Kui Title: Representative of the Managing Partner

IN WITNESS WHEREOF, the Parties have executed or caused their authorized representatives to execute this Termination Agreement in respect of the Current Contractual Agreements on the date first written above, with immediate effect.

Beijing Ronglian Yitong Information Technology Co., Ltd. (seal) By: /s/ SUN Changxun Name: SUN Changxun Title: Legal representative

Exhibit 1

List of the Current Contractual Agreements

#	Title of document	Parties	Date of signature
1	Exclusive Option Agreement	 Anxun Guantong (Beijing) Technology Co., Ltd.  Beijing HongShan Shengde Equity Investment Center (LIMITED PARTNERSHIP)  Beijing Ronglian Yitong Information Technology Co., Ltd.	November 3, 2020
2	Share Pledge Agreement	 Anxun Guantong (Beijing) Technology Co., Ltd.  Beijing HongShan Shengde Equity Investment Center (LIMITED PARTNERSHIP)  Beijing Ronglian Yitong Information Technology Co., Ltd.	November 3, 2020
3	Power of Attorney	 Beijing HongShan Shengde Equity Investment Center (LIMITED PARTNERSHIP)	November 3, 2020